UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 17, 2012

American Realty Capital Global Daily Net Asset Value Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective May 17, 2012, the Board of Directors of American Realty Capital Global Daily Net Asset Value Trust, Inc. (the “Company”) appointed Andrew Winer, as Chief Investment Officer of the Company.

Simultaneous with Mr. Winer’s appointment, Peter M. Budko resigned as Chief Investment Officer. Mr. Budko will remain an Executive Vice President of the Company.

Mr. Winer joined American Realty Capital in January 2012. In his present position Andy advises all American Realty Capital’s investment programs in connection with debt capital markets. He is involved in arranging corporate lines of credit and designing loan facilities. Previously, Mr. Winer spent 17 years at Credit Suisse/DLJ where his responsibilities included oversight responsibility for the pricing, hedging and execution of commercial securitized real estate debt along with the asset management of loan and warehouse positions. From 2004 to 2008, Mr. Winer headed the CRE CDO Group and warehouse lending team with additional responsibilities for distributing new issue CMBS, hedging loan portfolios, and price quoting loans for the production facility of the overall securitization business. Mr. Winer also spent five years as a fixed income salesperson and the previous six years in various roles covering all facets of the commercial real estate finance business, including loan originations and securitizations. Mr. Winer started his career in Arthur Andersen’s Structured Products Group. During his time at DLJ he was awarded, “VP of the year” in 1995 and at Credit Suisse he was awarded “Top 50” in 2010.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1.                   Press Release dated May 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL DAILY NET ASSET VALUE TRUST, INC.

Date: May 17, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors